Exhibit 10.23

2024 Ordinary Share Purchase Warrants

The following description of the 2024 Ordinary Share Purchase warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the 2024 Ordinary Share Purchase warrants, the form of which is to be filed as an exhibit to the registration statement of which this prospectus forms a part, by amendment. It summarizes only those aspects of the 2024 Ordinary Share Purchase warrants that we believe will be most important to your decision to invest in the 2024 Ordinary Share Purchase warrants. You should keep in mind, however, that it is the terms in the 2024 Ordinary Share Purchase warrants, and not this summary, which define your rights as a holder of the 2024 Ordinary Share Purchase warrants. There may be other provisions in the 2024 Ordinary Share Purchase warrants that are also important to you. You should read the form of the 2024 Ordinary Share Purchase warrants for a full description of the terms of the 2024 Ordinary Share Purchase warrants.

Duration and Exercise Price

Each full 2024 Ordinary Share Purchase warrant entitles the holder thereof to purchase one share of our ordinary shares at an exercise price equal to $0.41 per share. The 2024 Ordinary Share Purchase warrants will be exercisable during the period commencing on the date of issuance and will expire on the 5 year anniversary of the date of issuance. The 2024 Ordinary Share Purchase warrants will be issued in certificated form.

Exercisability

The 2024 Ordinary Share Purchase warrants may be exercised by delivering to the Company a duly-executed notice of election to exercise the 2024 Ordinary Share Purchase warrant and delivering to the Company cash payment of the exercise price. Upon delivery of the written notice of election to exercise the 2024 Ordinary Share Purchase warrant and cash payment of the exercise price, on and subject to the terms and conditions of the 2024 Ordinary Share Purchase warrants, we will deliver or cause to be delivered to such holder, the number of whole shares of ordinary shares to which the holder is entitled, which shares shall be delivered in book-entry form. If a 2024 Ordinary Share Purchase warrant is exercised for fewer than all of the shares of ordinary shares for which such 2024 Ordinary Share Purchase warrant may be exercised, then upon request of the holder and surrender of such 2024 Ordinary Share Purchase warrant, we shall issue a new 2024 Ordinary Share Purchase warrant exercisable for the remaining number of shares of ordinary shares.

A holder (together with its affiliates) may not exercise any portion of the 2024 Ordinary Share Purchase warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding ordinary shares after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the 2024 Ordinary Share Purchase warrants is not then effective or the prospectus therein is not available for use, a holder of 2024 Ordinary Share Purchase warrants may exercise the 2024 Ordinary Share Purchase warrants on a cashless basis, where the holder receives the net value of the 2024 Ordinary Share Purchase warrants in shares of ordinary shares pursuant to the formula set forth in the 2024 Ordinary Share Purchase warrants. However, if an effective registration statement and the prospectus is available for the issuance of the shares underlying the 2024 Ordinary Share Purchase warrants, a holder may only exercise the 2024 Ordinary Share Purchase warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and the shares of ordinary shares issued upon such cashless exercise would take on the registered characteristics of the 2024 Ordinary Share Purchase warrants being exercised.

Failure to Timely Deliver Shares of Ordinary shares

If we fail to timely deliver shares of ordinary shares pursuant to any exercise of the 2024 Ordinary Share Purchase warrants, and such exercising holder elects or is required to purchase shares of ordinary shares (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of ordinary shares for which such 2024 Ordinary Share Purchase warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of ordinary shares to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of ordinary shares.

Certain Adjustments

The exercise price and the number of shares purchasable upon exercise of the 2024 Ordinary Share Purchase warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits. The Warrants are also subject to a most favored nation provision if the Company issues other ordinary share equivalents with terms which the holders of the Warrants reasonably believe are more favorable than the terms of these Warrants.

Pro Rata Distributions

If, at any time while the 2024 Ordinary Share Purchase warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our ordinary shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, or options, by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of ordinary shares (in each case, “2024 Ordinary Share Purchase Distributed Property”), then each holder of a 2024 Ordinary Share Purchase warrant shall receive, with respect to the shares of ordinary shares issuable upon exercise of such 2024 Ordinary Share Purchase warrant, the 2024 Ordinary Share Purchase Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of ordinary shares issuable upon exercise of the warrant immediately prior to the record date for such 2024 Ordinary Share Purchase Distributed Property.

Authorized and Unreserved Shares of Ordinary shares

So long as any of the 2024 Ordinary Share Purchase warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of ordinary shares equal to the number of shares of ordinary shares issuable upon the exercise of all of the 2024 Ordinary Share Purchase warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the 2024 Ordinary Share Purchase warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the 2024 Ordinary Share Purchase warrants, the 2024 Ordinary Share Purchase warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the 2024 Ordinary Share Purchase warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the 2024 Ordinary Share Purchase warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American.